Exhibit 99.1

FOR RELEASE August 4, 2016

China Biologic Reports Financial Results for the Second Quarter of 2016

--2Q16 Total Sales Up 23.4% with Non-GAAP Net Income Up 31.3% YoY in RMB terms, or

Up 15.5% YoY to $91.4 Million and 23.1% YoY to $35.2 Million in USD terms, respectively

--1H16 Total Sales Up 26.2% with Non-GAAP Net Income Up 30.6% YoY in RMB terms, or

Up 18.5% YoY to $177.0 Million and 22.6% YoY to $65.6 Million in USD terms, respectively

BEIJING, China – August 4, 2016 – China Biologic Products, Inc. (NASDAQ: CBPO, “China Biologic” or the “Company”), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its unaudited financial results for the second quarter of 2016.

Second Quarter 2016 Financial Highlights

•	Total sales in the second quarter of 2016 increased by 23.4% in RMB terms, or 15.5% in USD terms, to $91.4 million from $79.1 million in the same quarter of 2015.
•	Gross profit increased by 15.2% to $59.9 million from $52.0 million in the same quarter of 2015. Gross margin decreased slightly to 65.6% from 65.8% in the same quarter of 2015.
•	Income from operations increased by 6.7% to $43.0 million from $40.3 million in the same quarter of 2015. Operating margin decreased to 47.1% from 50.9% in the same quarter of 2015.
•	Net income attributable to the Company increased by 15.4% to $30.8 million from $26.7 million in the same quarter of 2015. Fully diluted net income per share increased to $1.10 from $0.99 in the same quarter of 2015.
•	Non-GAAP adjusted net income attributable to the Company increased by 31.3% in RMB terms, or 23.1% in USD terms, to $35.2 million from $28.6 million in the same quarter of 2015. Non-GAAP adjusted net income per share increased to $1.26 from $1.06 in the same quarter of 2015.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are pleased to achieve healthy financial results for the second quarter of 2016, even after accounting for the negative foreign currency impact of approximately eight percentage points. Our gross margin improvement compared to last quarter was mainly attributable to slightly higher product pricing, better product mix, and a comparatively small volume of finished goods made from the 140 tonnes of purchased plasma last year that was sold in the reporting quarter, as anticipated. We continue to make progress increasing our market share in the geographic areas and hospitals we serve directly, while also further penetrating into tier-1 cities. We significantly ramped up the production capability of certain hyper-immune products such as tetanus immunoglobulin at the expense of IVIG production. This resulted in tetanus immunoglobulin capturing the number one market position in China in the second quarter. In addition, we achieved stronger than expected growth for our non-plasma placenta polypeptide products as a result of our efforts to improve market penetration into more hospitals.”

Mr. Gao continued, “Our Xinglong plasma collection station in Hebei Province received its operating permit and commenced operations in June 2016. Plasma collection growth from our existing stations as well as from our outsourcing partner, Xinjiang Deyuan’s stations, remains on track as planned. The new Huitian facility also began delivery of products to the market in June 2016, ahead of schedule, while the construction of our new facility in Shandong Province remains on track with its construction plan. On the R&D front, we recently received approval from the CFDA to commence clinical trials of a new Human Coagulation Factor VIII at our Guizhou facility. We estimate the time line for commercial launch of this product to be within three years. Once commercially launched, we believe that the Factor VIII produced by our Guizhou facility can improve the production efficiency and economics of plasma collected by Guizhou Taibang and better serve hemophilia patients.”

“Finally, we successfully completed a follow-on offering of 2.78 million shares of common stock in June 2016, which added new institutional investors to our shareholder base, improved our ownership structure and increased our stock liquidity. Looking ahead to the second half of 2016, we will continue to focus our operational efforts on several key areas including exploring new regions to expand plasma donor coverage while also driving plasma collection growth volume at our existing stations, managing public tenders in various local markets to ensure stable or improved product pricing, further investing in our R&D platform to accelerate the release of new products to the market and improve production yields and plasma utilization efficiency, and further enhancing our equity ownership in Guizhou Taibang,” Mr. Gao concluded.

Second Quarter 2016 Financial Performance

Total sales in the second quarter of 2016 increased by 23.4% in RMB terms, or 15.5% in USD terms, to $91.4 million from $79.1 million in the same quarter of 2015. The increase was primarily attributable to the increase in sales volume of human albumin products, human tetanus immunoglobulin products and placenta polypeptide products, as well as an increase in the sales price of human tetanus immunoglobulin products.

During the second quarter of 2016, human albumin and IVIG products remained the Company’s two largest sales contributors. As a percentage of total sales, sales from human albumin products increased to 41.2% in the second quarter of 2016, compared to 35.7% in the same quarter of 2015. Revenue from IVIG products decreased to 33.6% of total sales in the second quarter of 2016 from 43.1% in the same quarter of 2015 as the Company strategically ramped up its production capability of certain hyper-immune products with higher profit margin at the expense of IVIG production. The sales volume of human albumin products and IVIG products increased by 39.3% and decreased by 8.0%, respectively, in the second quarter of 2016.

The average price for human albumin products, excluding foreign exchange impact, would have increased by approximately 2.4% in RMB terms, or decreased by approximately 4.0% in USD terms, in the second quarter of 2016 compared to the same quarter of 2015. The average price for IVIG products, excluding foreign exchange impact, would have increased by approximately 4.4% in RMB terms, or decreased by approximately 2.1% in USD terms, in the second quarter of 2016 compared to the same quarter of 2015.

Revenue from hyper-immune products increased by 22.4% in the second quarter of 2016 compared to the same quarter of 2015, reaching 9.0% of total sales. Revenue from placenta polypeptide products increased by 41.6% in the second quarter of 2016 compared to the same quarter of 2015, reaching 11.9% of total sales. And revenue from other plasma products including human coagulation factor VIII and human prothrombin complex concentrate also increased by 62.5% in the second quarter of 2016 compared to the same quarter of 2015, reaching 4.3% of total sales.

Cost of sales was $31.5 million in the second quarter of 2016, compared to $27.1 million in the same quarter of 2015. As a percentage of total sales, cost of sales remained stable at 34.4%, as compared to 34.2% in the same quarter of 2015.

Gross profit increased by 15.2% to $59.9 million in the second quarter of 2016 from $52.0 million in the same quarter of 2015. Gross margin was 65.6% and 65.8% in the second quarter of 2016 and 2015, respectively.

Total operating expenses in the second quarter of 2016 increased by 44.4% to $16.9 million from $11.7 million in the same quarter of 2015, mainly due to the increases of general and administrative expenses. As a percentage of total sales, total operating expenses increased to 18.5% in the second quarter of 2016 from 14.9% in the same quarter of 2015.

Selling expenses in the second quarter of 2016 increased by 15.4% to $3.0 million from $2.6 million in the same quarter of 2015. As a percentage of total sales, selling expenses remained stable at 3.3% compared to the same quarter of 2015.

General and administrative expenses in the second quarter of 2016 were $12.6 million compared to $8.1 million in the same quarter of 2015. As a percentage of total sales, general and administrative expenses increased to 13.8% in the second quarter of 2016 from 10.3% in the same quarter of 2015. The increase in general and administrative expenses was mainly due to a $2.7 million increase in share-based compensation expenses, as well as a $1.2 million prepayment provision in the reporting quarter. Excluding the impact of share-based compensation expenses, general and administrative expenses would have been 8.6% and 7.6% as a percentage of total sales in the second quarter of 2016 and 2015, respectively.

Research and development expenses in the second quarter of 2016 increased to $1.3 million from $1.0 million in the same quarter of 2015, primarily because the Company received a government grant of $0.9 million in May 2015 and recognized it as a reduction of research and development expenses in the second quarter of 2015. Excluding the impact of the government grant, research and development expenses as a percentage of total sales would have decreased to 1.4% in the second quarter of 2016 from 2.4% in the same quarter of 2015.

Income from operations for the second quarter of 2016 increased by 6.7% to $43.0 million from $40.3 million in the same period of 2015. Operating margin decreased to 47.1% in the second quarter of 2016 from 50.9% in the same quarter of 2015.

Income tax expense in the second quarter of 2016 was $7.0 million, compared to $6.1 million in the same quarter of 2015, representing an increase of 14.8%. The effective income tax rate was 15.7% and 15.2% in the second quarter of 2016 and 2015, respectively.

Net income attributable to the Company increased by 15.4% to $30.8 million in the second quarter of 2016 from $26.7 million in the same quarter of 2015. Net margin decreased slightly to 33.6% compared to 33.8% in the same quarter of 2015. Fully diluted net income per share increased to $1.10 in the second quarter of 2016 from $0.99 in the same quarter of 2015.

Non-GAAP adjusted net income attributable to the Company increased by 23.1% to $35.2 million in the second quarter of 2016 from $28.6 million in the same quarter of 2015. Non-GAAP net margin increased to 38.5% from 36.2% in the same quarter of 2015. Non-GAAP adjusted net income per diluted share increased to $1.26 in the second quarter of 2016 from $1.06 in the same quarter of 2015.

Non-GAAP adjusted net income and diluted earnings per share for the three months ended June 30, 2016 exclude $4.4 million of non-cash employee share-based compensation expenses.

First Half 2016 Financial Performance

Total sales in the first half of 2016 increased by 26.2% in RMB terms, or 18.5% in USD terms, to $177.0 million from $149.4 million in the same period of 2015. The increase in sales was primarily driven by the increase in sales volume of human albumin products, human tetanus immunoglobulin products and placenta polypeptide products, as well as an increase in the sales price of human tetanus immunoglobulin products. As a percentage of total sales, sales from human albumin products and IVIG products accounted for 39.7% and 36.6%, respectively, for the first half of 2016.

Cost of sales was $65.5 million in the first half of 2016, compared to $51.5 million in the same period of 2015. Cost of sales as a percentage of total sales was 37.0%, as compared to 34.5% in the same period of 2015. The increase in cost of sales as a percentage of total sales was mainly due to the higher cost of plasma purchased from Xinjiang Deyuan, which was partially offset by the increase in the average sales price of certain plasma products and the adjustment of product mix to achieve higher profit margin.

Gross profit increased by 13.9% to $111.5 million in the first half of 2016 from $97.9 million in the same period of 2015. Gross margin was 63.0% in the first half of 2016, compared to 65.5% in the same period of 2015.

Total operating expenses in the first half of 2016 increased 33.0% to $30.6 million from $23.0 million in the same period of 2015. As a percentage of total sales, total operating expenses increased to 17.3% for the first half of 2016 from 15.3% in the same period of 2015, mainly due to the increase of the general and administrative expenses.

Income from operations in the first half of 2016 increased by 7.9% to $80.9 million from $75.0 million in the same period of 2015.

Income tax expense in the first half of 2016 was $13.6 million, as compared to $11.7 million in the same period of 2015. The effective income tax rate was 16.2% and 15.5% for the first half of 2016 and 2015, respectively.

Net income attributable to the Company increased by 14.2% to $57.0 million for the first half of 2016 from $49.9 million in the same period of 2015. Net margin was 32.2% and 33.4% for the first half of 2016 and 2015, respectively.

Non-GAAP adjusted net income attributable to the Company was $65.6 million, or $2.36 per diluted share, for the first half of 2016, compared to $53.5 million, or $1.99 per diluted share, in the same period of 2015.

Non-GAAP adjusted net income and diluted earnings per share for the first half of 2016 exclude $8.6 million of non-cash employee share-based compensation expenses.

As of June 30, 2016, the Company had $204.0 million in cash and cash equivalents, primarily consisting of cash on hand and demand deposits.

Net cash provided by operating activities for the first half of 2016 was $57.0 million, as compared to $34.6 million for the same period in 2015. The increase in net cash provided by operating activities was largely consistent with the improvements in the results of operations, the speed-up of accounts receivable collection, the shortened inventory cycle and the increase of net non-cash operating expenses for the first half of 2016 as compared to the same period in 2015. Accounts receivable increased by $13.9 million during the first half of 2016, as compared to $18.8 million during the same period in 2015. The accounts receivable turnover days for plasma products decreased to 42 days during the first half of 2016 from 49 days during the same period in 2015, mainly because the Company no longer offered the long credit term policy to human rabies immunoglobulin product distributors in the first half of 2016 as it did in the same period of 2015 to penetrate the market.

Inventories increased by $12.5 million in the first half of 2016, as compared to $25.3 million during the same period in 2015, primarily because of the decrease of plasma purchased from the collection stations of Xinjiang Deyuan as of June 30, 2016 compared to the amount as of June 30, 2015.

Net cash used in investing activities for the first half of 2016 was $26.3 million, as compared to $20.1 million for the same period in 2015. During the first half of 2016, the Company paid $26.6 million for the acquisition of property, plant and equipment, intangible assets and land use rights for Shandong Taibang and Guizhou Taibang and granted a loan of $6.3 million to Xinjiang Deyuan pursuant to a cooperation agreement in August 2015, which was partially offset by the receipt of a refund of $6.5 million from the local government of Guiyang with respect to deposits of land use rights. During the first half of 2015, the Company paid $20.7 million for the acquisition of property, plant and equipment, intangible assets, and land use rights for Shandong Taibang and Guizhou Taibang.

Net cash provided by financing activities for the first half of 2016 was $32.2 million, as compared to $12.0 million for the same period in 2015. The net cash provided by financing activities in the first half of 2016 mainly consisted of the proceeds of $2.4 million from stock option exercised and the maturity of a $37.8 million time deposit as a security for a 24-month loan which was fully repaid in June 2015, partially offset by a dividend of $7.9 million paid to the minority shareholder by Shandong Taibang. The net cash provided by financing activities for the first half of 2015 mainly consisted of net proceeds of $80.6 million from a follow-on offering of the Company’s stock in June 2015 and proceeds of $32.0 million from the maturity of a deposit used as security for short-term bank loan, partially offset by repayments of bank loans totaling $97.9 million and a dividend of $3.7 million held in escrow by a trial court in connection with disputes with a minority shareholder of Guizhou Taibang.

Financial Outlook

For the full year of 2016, the Company reiterates its full year forecast of total sales growth of 21% to 23% in RMB terms and non-GAAP adjusted net income growth of 24% to 26% in RMB terms over 2015 financial results. This guidance does not factor in any potential foreign currency translation impact. Having previously adopted an exchange rate of approximately RMB6.21 = $1.00 based on weighted average quarterly exchange rates in 2015 in translating 2015 financial results, the Company expects that the total sales and non-GAAP adjusted net income in USD terms in 2016 will be adversely affected by the foreign currency translation impact.

This guidance assumes only organic growth, excluding potential acquisitions, and necessarily assumes no significant adverse product price changes during 2016. This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 7:30 am Eastern Time on Friday, August 5, 2016, which is 7:30 pm Beijing Time on August 5, 2016, to discuss second quarter 2016 results and answer questions from investors. Listeners may access the call by dialing:

US:	1 888 346 8982
International:	1 412 902 4272
Hong Kong:	800 905 945
China:	400 120 1203

A telephone replay will be available one hour after the conclusion of the conference all through August 12, 2016. The dial-in details are:

US:	1 877 344 7529
International:	1 412 317 0088
Passcode:	10090306

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic Products, Inc. (NASDAQ: CBPO) is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosage forms of plasma products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi’an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals, distributors and other healthcare facilities in China. For additional information, please see the Company’s website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “intend,” “believe,” “expect,” “are expected to,” “will,” or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the Company’s plans regarding the production and sale of plasma products made from the purchased raw materials and the management’s quotations and forecast of the Company’s financial performance in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, without limitation, quality inspection of purchased source plasma, potential delay or failure to complete construction of new collection facilities, potential inability to pass government inspection and certification process for existing and new facilities, potential inability to achieve the designed collection capacities at the new collection facilities, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended		For the Six months Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015
	USD	USD	USD	USD
Sales	91,421,155	79,068,452	177,008,866	149,422,783
Cost of sales	31,482,146	27,054,626	65,525,581	51,516,201
Gross profit	59,939,009	52,013,826	111,483,285	97,906,582

Operating expenses
Selling expenses	3,026,457	2,604,660	4,254,127	4,555,348
General and administrative expenses	12,573,683	8,121,390	23,901,696	15,974,585
Research and development expenses	1,303,815	1,046,985	2,398,538	2,389,307
Income from operations	43,035,054	40,240,791	80,928,924	74,987,342

Other income (expenses)
Equity in income (loss) of an equity method investee	259,850	(666,233)	43,535	(761,300)
Interest expense	(88,528)	(675,860)	(177,078)	(1,432,681)
Interest income	1,292,069	1,467,135	3,043,209	2,843,982
Total other income, net	1,463,391	125,042	2,909,666	650,001

Earnings before income tax expense	44,498,445	40,365,833	83,838,590	75,637,343

Income tax expense	7,006,764	6,123,661	13,613,867	11,739,811

Net income	37,491,681	34,242,172	70,224,723	63,897,532

Less: Net income attributable to noncontrolling interest	6,738,646	7,518,213	13,274,433	14,011,101

Net income attributable to China Biologic Products, Inc.	30,753,035	26,723,959	56,950,290	49,886,431

Net income per share of common stock:
Basic	1.12	1.05	2.08	1.96
Diluted	1.10	0.99	2.05	1.86
Weighted average shares used in computation:
Basic	26,698,996	25,019,039	26,642,461	24,918,517
Diluted	27,152,560	26,320,773	27,145,470	26,265,857

Net income	37,491,681	34,242,172	70,224,723	63,897,532

Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	(13,267,360)	1,463,605	(10,697,608)	609,243

Comprehensive income	24,224,321	35,705,777	59,527,115	64,506,775

Less: Comprehensive income attributable to noncontrolling interest	4,468,767	7,831,571	11,447,450	14,286,683

Comprehensive income attributable to China Biologic Products, Inc.	19,755,554	27,874,206	48,079,665	50,220,092

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2016	2015
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	204,033,989	144,937,893
Time deposits	-	38,032,593
Accounts receivable, net of allowance for doubtful accounts	38,258,676	25,144,969
Inventories	136,038,217	126,395,312
Prepayments and other current assets, net of allowance for doubtful accounts	21,587,018	24,545,597
Deposits related to land use rights, current portion	4,901,341	10,056,200
Total Current Assets	404,819,241	369,112,564

Property, plant and equipment, net	126,417,723	105,364,251
Land use rights, net	24,227,992	23,576,300
Equity method investment	8,579,872	8,718,133
Loan receivable	45,240,000	39,834,173
Other non-current assets	2,445,957	4,861,075
Total Assets	611,730,785	551,466,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	6,525,540	9,681,835
Other payables and accrued expenses	49,276,574	57,462,563
Income tax payable	8,689,920	4,510,986
Total Current Liabilities	64,492,034	71,655,384

Deferred income	4,180,364	4,525,867
Other liabilities	7,538,073	8,323,446
Total Liabilities	76,210,471	84,504,697

Stockholders’ Equity
Common stock:
par value $0.0001;
1,000,000,000 shares and 100,000,000 shares authorized at June 30, 2016 and December 31, 2015, respectively;
29,061,130 and 28,835,053 shares issued at June 30, 2016 and December 31, 2015, respectively;
26,806,426 and 26,580,349 shares outstanding at June 30, 2016 and December 31, 2015, respectively	2,906	2,884
Additional paid-in capital	117,265,271	105,079,845
Treasury stock: 2,254,704 shares at June 30, 2016 and December 31, 2015, at cost	(56,425,094)	(56,425,094)

Retained earnings	390,654,384	333,704,094
Accumulated other comprehensive income	(8,889,230)	(18,605)
Total equity attributable to China Biologic Products, Inc.	442,608,237	382,343,124

Noncontrolling interest	92,912,077	84,618,675

Total Stockholders’ Equity	535,520,314	466,961,799

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	611,730,785	551,466,496

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,	June 30,
	2016	2015
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	70,224,723	63,897,532
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,590,028	4,123,599
Amortization	438,916	415,231
Loss on sale of property, plant and equipment and land use rights	115,075	313,529
Allowance for doubtful accounts - accounts receivable, net	6,604	35,372
Allowance for doubtful accounts - other receivables and prepayments	-	796
Allowance for doubtful accounts - other non-current assets	1,225,200	-
Write-down of obsolete inventories	61,497	16,750
Deferred tax (benefit) expense	(1,584,958)	167,921
Share-based compensation	9,307,099	4,033,482
Equity in (income) loss of an equity method investee	(43,535)	761,300
Excess tax benefits from share-based compensation arrangements	-	(288,681)
Change in operating assets and liabilities:
Accounts receivable	(13,856,209)	(18,835,493)
Prepayment and other current assets	2,433,998	(1,165,997)
Inventories	(12,522,807)	(25,272,719)
Accounts payable	(3,001,361)	10,123,561
Other payables and accrued expenses	(4,465,594)	(2,391,597)
Deferred income	(255,394)	(149,708)
Income tax payable	4,339,536	(1,223,601)
Net cash provided by operating activities	57,012,818	34,561,277

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(25,222,545)	(16,486,212)
Payment for intangible assets and land use rights	(1,351,789)	(4,205,678)
Refund of deposits related to land use right	6,461,924	-
Proceeds from sale of property, plant and equipment and land use rights	100,424	559,029
Long-term loan lent to a third party	(6,331,518)	-
Net cash used in investing activities	(26,343,504)	(20,132,861)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	2,364,952	771,164
Repayment of short-term bank loans	-	(97,910,360)
Maturity of deposit as security for bank loans	37,756,405	31,985,122
Excess tax benefits from share-based compensation arrangements	-	288,681
Dividend paid by subsidiaries to noncontrolling interest shareholders	(7,921,952)	-
Net proceeds from reissuance of treasury stock	-	80,583,959
Dividend to the trial court to be held in escrow as to dispute with Jie’an	-	(3,690,814)
Net cash provided by financing activities	32,199,405	12,027,752

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	(3,772,623)	(661,684)

NET INCREASE IN CASH AND CASH EQUIVALENTS	59,096,096	25,794,484

Cash and cash equivalents at beginning of period	144,937,893	80,820,224

Cash and cash equivalents at end of period	204,033,989	106,614,708

Supplemental cash flow information
Cash paid for income taxes	10,841,209	12,829,660
Cash paid for interest expense	-	1,428,614
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	9,312,476	231,397

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended
	June 30,	June 30,
	2016	2015
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	35,167,523	28,582,627
Diluted EPS - Non GAAP	1.26	1.06
Non-cash employee stock compensation	(4,414,488)	(1,858,668)
Net Income Attributable to the Company	30,753,035	26,723,959
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,152,560	26,320,773

	For the Six Months Ended
	June 30,	June 30,
	2016	2015
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	65,609,897	53,533,033
Diluted EPS - Non GAAP	2.36	1.99
Non-cash employee stock compensation	(8,659,607)	(3,646,602)
Net Income Attributable to the Company	56,950,290	49,886,431
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,145,470	26,265,857